                                                                      EXHIBIT 12

                                MASCO CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                         (DOLLARS IN MILLIONS)
                                         -----------------------------------------------------
                                           THREE
                                           MONTHS
                                           ENDED              YEAR ENDED DECEMBER 31,
                                         MARCH 31,   -----------------------------------------
                                            2006      2005     2004     2003     2002     2001
                                         ---------   ------   ------   ------   ------   -----
EARNINGS BEFORE INCOME TAXES,
   PREFERRED STOCK DIVIDENDS
   AND FIXED CHARGES:
   Income from continuing operations
      before income taxes, minority
      interest and cumulative effect
      of accounting change, net             $327     $1,412   $1,542   $1,247   $  933   $256
   Deduct equity in undistributed
      (earnings) of fifty-percent-or-
      less-owned companies                    --         (1)      (1)      --      (10)    (1)
   Add interest on indebtedness, net          63        246      214      252      226    230
   Add amortization of debt expense            2          6        6       13       13     10
   Add estimated interest factor for
      rentals                                 12         40       34       31       24     21
                                            ----     ------   ------   ------   ------   ----
   Earnings before income taxes,
      minority interest, cumulative
      effect of accounting change,
      net, fixed charges and preferred
      stock dividends                       $404     $1,703   $1,795   $1,543   $1,186   $516
                                            ====     ======   ======   ======   ======   ====
FIXED CHARGES:
   Interest on indebtedness                 $ 64     $  244   $  214   $  253   $  225   $234
   Amortization of debt expense                2          6        6       13       13     10
   Estimated interest factor for
      rentals                                 12         40       34       31       24     21
                                            ----     ------   ------   ------   ------   ----
   Total fixed charges                      $ 78     $  290   $  254   $  297   $  262   $265
                                            ====     ======   ======   ======   ======   ====
PREFERRED STOCK DIVIDENDS(A)                $ --     $   --   $    8   $   16   $   14   $  7
                                            ----     ------   ------   ------   ------   ----
   Combined fixed charges and
      preferred stock dividends             $ 78     $  290   $  262   $  313   $  276   $272
                                            ====     ======   ======   ======   ======   ====
Ratio of earnings to fixed charges           5.2        5.9      7.1      5.2      4.5    1.9
                                            ====     ======   ======   ======   ======   ====
Ratio of earnings to combined fixed
   charges and preferred stock
   dividends(B)(C)                           5.2        5.9      6.9      4.9      4.3    1.9
                                            ====     ======   ======   ======   ======   ====

(A) Represents amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(B) Excluding the 2005 pre-tax income of $6 million related to the Behr litigation settlement, the non-cash, pre-tax goodwill impairment charge of $69 million and the pre-tax impairment charge of $45 million relating to financial investments, the 2004 pre-tax income of $30 million related to the Behr litigation settlement, the non-cash, pre-tax goodwill impairment charge of $112 million, and the pre-tax impairment charge of $21 million related to a marketable security, the 2003 pre-tax income of $72 million related to the Behr litigation settlement and the non-cash, pre-tax goodwill impairment charge of $53 million, the 2002 pre-tax net charge of $147 million related to the Behr litigation settlement, and the 2001 non-cash, pre-tax charge of $530 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would be 6.2, 7.2, 4.9, 4.8 and
     3.8 for the years 2005, 2004, 2003, 2002 and 2001, respectively.

(C)  The year 2001 includes goodwill amortization expense.


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